                                                                    EXHIBIT 10.2


                                                               [NICK P. CALAMOS]

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of October 26, 2004 (the "EFFECTIVE DATE"), by and among Calamos Asset Management, Inc., a Delaware corporation ("CAM"), Calamos Advisors LLC, a Delaware limited liability company ("ADVISORS") and wholly owned subsidiary of its sole managing member, Calamos Holdings LLC ("HOLDINGS")(together with each of its successors and assigns permitted under this Agreement sometimes referred to herein as the "COMPANY"), and Nick P. Calamos ("EXECUTIVE").

                                    RECITALS

      WHEREAS, the Executive currently serves as Senior Executive Vice President and Co-Chief Investment Officer of Calamos Family Partners, Inc. (f/k/a Calamos Holdings, Inc.) ("CFP");

      WHEREAS, pursuant to certain formation transactions, CFP has transferred to Holdings, and its limited liability company subsidiaries, including Advisors (the "SUBSIDIARIES") have assumed, the business theretofore conducted by CFP and its corporate subsidiaries;

      WHEREAS, CFP has also established CAM, an entity which following the public offering of shares of its Class A Common Stock (the "IPO") and purchase of membership interests in Holdings, will become the sole managing member of Holdings, and, indirectly, of the Subsidiaries; and

      WHEREAS, the Company desires to employ Executive, and Executive desires to serve as, Senior Executive Vice President and Co-Chief Investment Officer of the Company;

      NOW THEREFORE, the parties agree as follows:

      1. Term. Subject to earlier termination as provided herein, the Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on December 31, 2007; provided, however, that commencing on January 1, 2006, and on each January 1 thereafter, the term of Executive's employment under this Agreement shall be extended automatically for one (1) additional year, creating a new three (3)-year term commencing as of such January 1 until such date on which either the Board of Directors of CAM (the "BOARD"), on behalf of Holdings, or Executive gives written notice to the other, in accordance with SECTION 15(d), below, that such automatic extension of Executive's employment under this Agreement shall cease, in which event, as of the effective date of such notice, the term of employment shall become a fixed term ending on the December 31 of the calendar year in which the second anniversary of the date of such notice falls. Any such notice shall be effective immediately upon delivery. The term of Executive's employment as provided in this SECTION 1 shall be hereinafter referred to as the "TERM."

      2.    Duties.

            (a) Executive's Positions and Titles. Executive's positions and titles shall be Senior Executive Vice President and Co-Chief Investment Officer of Advisors. Executive shall also serve as Senior Executive Vice President and Co-Chief Investment Officer of CAM, and in such positions with Holdings and/or the Subsidiaries to which Executive may be appointed.

            (b) Executive's Duties. Executive shall have such power and authority to act for and in the name of the Company, as provided in the operating agreement of Advisors, the By-laws of CAM or resolutions of the manager of Advisors (the "MANAGER") or the Board. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by the Company in the conduct of its business and shall include the performance of such lawful and reasonable duties and responsibilities as the Board or the Manager may from time to time assign to Executive not inconsistent with Executive's position(s) and shall include acting as one of the Advisors' primary investment officers for the Company's business. Executive recognizes that during the period of Executive's employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive's good faith efforts to promote and develop the business of the Company. However, the Company recognizes that during the period of Executive's employment hereunder, Executive will provide certain services to CFP and its affiliates and related entities and the Company acknowledges and agrees that Executive's provision of such services shall not be in breach of this Agreement so long as the provision of such services does not (i) interfere with Executive's primary duties and responsibilities hereunder and (ii) involve Executive providing investment advisory services except as may be approved by the Compensation Committee of CAM (the "Compensation Committee") (each such services a "Permitted Activity"). Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform his duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by Employer and the industry from time to time. Executive will not perform any duties for any other business, other than a Permitted Activity without the prior written consent of the Compensation Committee, but may engage in charitable, civic or community activities, provided that such duties or activities do not materially interfere with the proper performance of Executive's duties under this Agreement.

            (c) Board Service. Executive will be nominated for reelection as a member of the Board at each annual meeting of stockholders during the Term at which the class of directors to which he belongs is up for election. If so elected, Executive agrees that he will serve as a member of the Board and/or the board of directors or managers, as applicable, of any of its subsidiaries and affiliates, as well as to serve as a member of any committee of any of said boards, to which Executive may be elected or appointed.

      3.    Compensation and Benefits.

            (a) Base Salary. During the Term, Executive shall receive a base salary ("BASE SALARY"), paid in accordance with the normal payroll practices of the Company, at an annual rate of $500,000. The Base Salary shall be reviewed from time to time in accordance with the Company's policies and practices, but no less frequently than once annually and may be increased, but not decreased, at any time and from time to time by action of the Board or the Compensation Committee. The term "Base Salary" shall include any such increases to the Base Salary from time to time.

            (b) Annual Bonus Programs. In addition to the Base Salary, Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs ("ANNUAL BONUS PROGRAMS"), as may be in effect from time to time in accordance with the Company's compensation practices and the terms and provisions of any such plans or programs; provided that

Executive's eligibility for and participation in each Annual Bonus Program shall be at a level and on terms and conditions no less favorable than those for other senior executives, including, but not limited to, the Portfolio Managers Incentive Plan applicable to senior executives of the Company with portfolio management responsibilities. If Executive achieves his target performance goals, as determined by the Compensation Committee on an annual basis, Executive shall have a target annual bonus ("TARGET BONUS") under such Annual Bonus Programs equal to not less than 500% of his Base Salary and a maximum annual bonus opportunity equal to not less than 150% of such Target Bonus.

            (c) Long-term Incentive Programs. In addition to the Base Salary and participation in the Annual Bonus Programs, Executive shall be eligible to participate throughout the Term in such long term bonus plans and programs including stock option, restricted stock unit, restricted shares, performance stock unit and other similar programs ("LONG TERM INCENTIVE PROGRAMS"), as may be in effect from time to time in accordance with the Company's compensation practices and the terms and provisions of any such plans or programs; provided that Executive's participation in each Long Term Incentive Program shall be at a level and on terms and conditions no less favorable than participation by other senior executives of the Company; and, provided further that subject to the discretion of the Compensation Committee based upon the performance of the Company and the Executive and competitive pay practices, it is expected that the Executive shall receive annually Long Term Incentive Program awards with a value equal to 250% of Base Salary.

            (d) Other Incentive Plans. During the Term, Executive shall be eligible to participate, subject to the terms and conditions thereof, in all other incentive plans and programs, including such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by the Company on as favorable a basis as provided to other similarly situated senior executives so as to reflect Executive's responsibilities.

            (e) Pension and Welfare Benefit Plans. During the Term, Executive and Executive's dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, 401(k), as well as all medical and dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of the Company, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by the Company so as to reflect Executive's responsibilities.

            (f) Perquisites. During the Term, Executive shall be entitled to participate in perquisite programs, as such are made available to senior executives of the Company.

            (g) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of the Company as in effect from time to time.

            (h) Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

            (i) Certain Amendments. Nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any plans, benefits or programs so long as Executive continues to receive compensation and benefits consistent with SECTIONS 3(a) through (i).

      4.    Termination.

            (a) Permanent Disability. Either Executive or the Company may terminate Executive's employment, after having established Executive's Permanent Disability, by giving notice of his or its intention to terminate Executive's employment. For purposes of this Agreement, Executive shall be deemed to have a "Permanent Disability" for purposes of this Agreement if Executive has any medically determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders Executive unable to perform the duties required under the Agreement. Such determination shall be made by written certification ("CERTIFICATE") of Executive's Permanent Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the Certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians.

            (b)   Cause.

                  (i) The Company may terminate Executive's employment at any time for Cause, if Cause as defined below exists.

                  (ii) For purposes of this Agreement, "CAUSE" means with respect to Executive the occurrence of any of the following events:

                        (A) Executive's conviction of any felony or other serious crimes;

                        (B) Executive's material breach of any of the terms of the Agreement or any other written agreement or material Company policy to which Executive and the Company are parties or are bound, if such breach shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to Executive;

                        (C) Wrongful misappropriation by Executive of any money, assets, or other property of the Company or a client of the Company;

                        (D) Willful actions or failures to act by the Executive which subject the Executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

                        (E) Executive's commission of fraud or gross moral turpitude; or

                        (F) Executive's continued willful failure to substantially perform Executive's duties under this Agreement after receipt of written notice thereof and an opportunity to so perform.

                  (iii) Cause shall be determined by the affirmative vote of at least seventy five percent (75%) of the members of the Board (excluding the Executive, if a Board member, and excluding any member of the Board involved in events leading to the Board's consideration of terminating Executive for Cause). Executive shall be given twenty (20) days written notice of the Board meeting at which Cause shall be decided (which notice shall be deemed to be notice of the existence of Cause if Cause is found to exist by the Board), and shall be given an opportunity prior to the vote on Cause to appear before the Board, with or without counsel, at Executive's election, to present arguments on his own behalf. The notice to Executive of the Board meeting shall include a description of the specific reasons for such consideration of Cause. The pendency of the notice period described herein shall not prevent or delay the Company's ability to enforce the Restrictive Covenants contained herein.

                  (iv) For purposes of this SECTION 4(b), no act or failure to act, on the part of Executive, shall be considered willful if it is done, or omitted to be done, by him in good faith and with a reasonable belief that his action or omission was in the best interests of the Company.

            (c)   Good Reason.

                  (i) Executive may terminate Executive's employment at any time for Good Reason, if:

                        (A) (1) An event or condition occurs which constitutes any of (B)(1) through (B)(5) below; (2) Executive provides the Company with written notice pursuant to SECTION 15(d) that he intends to resign for Good Reason and such written notice includes
            (I) a designation of at least one of (B)(1) through (B)(5) below (the "DESIGNATED SECTION") and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Section(s); (3) as of the twentieth
            (20th) day following the date notice is given by Executive to the Company, such events or conditions have not been corrected in all material respects; and (4) Executive's resignation is effective within ninety (90) days of the date Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies upon to satisfy any of the Designated Section(s).

                        (B) "GOOD REASON" shall mean the occurrence of any of the following without the express written consent of Executive:

                              (1) any material breach by the Company of the Agreement (including any reduction in Executive's Base Salary, Target Bonus opportunity or maximum bonus opportunity);

                              (2) any material adverse change in the status, position or responsibilities of Executive, including a change in Executive's reporting relationship so that he no longer reports to the Board or the removal from or failure to re-elect Executive as a member of the Board;

                              (3) assignment of duties to Executive that are materially inconsistent with Executive's position and responsibilities described in this Agreement;

                              (4) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement;

                              (5) requiring Executive to be principally based at any office or location more than forty (40) miles from the current offices of the Company in Naperville, Illinois; or

                              (6) delivery by the Company of written notice to Executive to cease the automatic extension provision set forth in Section 1 above.

                  (d) Termination by Executive Without Good Reason. Executive may, at any time without Good Reason, by at least thirty (30) days' prior notice, voluntarily terminate this Agreement without liability.

                  (e) Termination by the Company Without Cause. The Company may terminate Executive's employment at any time without Cause.

                  (f) Notice of Termination. Any termination of Executive's employment by the Company for Permanent Disability or for or without Cause, or by Executive for Disability or for or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with
SECTION 15(d). For purposes of this Agreement, a "NOTICE OF TERMINATION" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below); provided, such Notice of Termination may be conditional if coupled with a notice of the Board's consideration of "Cause" or Executive's intention to resign for "Good Reason," as the case may be, as provided above.

                  (g) Date of Termination. "DATE OF TERMINATION" means the date Notice of Termination is given pursuant to SECTION 15(d) or any later date specified therein; provided, (i) any Notice of Termination pursuant to SECTION 4(a) shall be effective ninety (90) days after the date given, (ii) any Notice of Termination pursuant to SECTION 4(b) or SECTION 4(c) shall be effective not less than twenty (20) days after the date given, (iii) any Notice of Termination pursuant to SECTION 4(d) shall be effective not less than thirty (30) days after the date given, and (iv) in every other case any Notice of Termination shall be effective not more than fifteen (15) days after the date given. Executive's Date of Termination shall be the date of his death if applicable.

      5. Obligations of the Company upon Termination. Executive's entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all benefits, including stock option grants, restricted shares, restricted stock units and awards under the Long Term Incentive Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this SECTION 5, the term "ACCRUED OBLIGATIONS" shall mean, as of the Date of Termination, (i) Executive's full Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given (disregarding any reduction constituting Good Reason), to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned (and not forfeited hereunder) by Executive as of the Date of Termination to the extent not theretofore paid, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this SECTION 5, amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited hereunder), but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.

            (a) Death. If Executive's employment is terminated by reason of Executive's death, then this Agreement shall terminate without further obligations by the Company to Executive's legal representatives under this Agreement, except as set forth in this SECTION 5(a) or as contained in an applicable Company plan or program which takes effect at the date of his death, but in no event shall the Company's obligations be less than those provided by this Agreement:

                  (i)   Executive's Accrued Obligations not theretofore paid;

                  (ii) from and after the Date of Termination, Executive's surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any plan or program described in SECTION 3 above;

                  (iii) Executive's eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for the eighteen (18)-month period immediately following the Date of Termination; and

                  (iv) all unexercised stock options and all unpaid restricted shares, restricted stock units and other equity-incentive compensation awards theretofore granted to Executive shall be vested or forfeited, as the case may be, and any vested stock options shall be exercisable, in accordance with the provisions of the applicable agreement or award.

            (b) Permanent Disability. If Executive's employment is terminated by reason of Executive's Disability, then Executive shall be entitled to receive as of the Date of Termination:

                  (i)   Executive's Accrued Obligations not theretofore paid;

                  (ii) disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families;

                  (iii) Executive and Executive's eligible dependents shall be entitled to receive those benefits payable to them under the provisions of any applicable plan or program described in SECTION 3 and above and shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for the eighteen (18) month period immediately following the Date of Termination; and

                  (iv) all unexercised stock options and all unpaid restricted shares, restricted stock units and other equity-incentive compensation awards theretofore granted to Executive shall be vested or forfeited, as the case may be, and any vested stock options shall be exercisable, in accordance with the provisions of the applicable agreement or award.

            (c) Cause/Other Than for Good Reason. If Executive's employment is terminated for Cause by the Company or if Executive terminates Executive's employment without Good Reason, then the Company shall pay Executive all Accrued Obligations. All unexercised stock options and all unpaid restricted shares, restricted stock units and other equity-incentive compensation awards theretofore awarded to Executive shall be vested or forfeited, as the case may be, and any vested stock options shall be exercisable, in accordance with the provisions of the applicable agreement or award.

            (d) Other Than for Cause, Death or Permanent Disability; For Good Reason. If the Company terminates Executive's employment other than for Cause or Permanent Disability or if Executive terminates; Executive's employment for Good Reason, then:

                  (i) The Company shall pay to Executive the following amounts:

                        (A) Executive's Accrued Obligations not theretofore paid; and

                        (B) an amount (subject to reduction as provided in SECTION 5(b)(iv) equal to three (3) times the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given (disregarding any reduction constituting Good Reason), which amount shall be payable in thirty-six (36) monthly installments commencing with the month following the Date of Termination (such thirty-six month period, the "Salary Continuation Period").

                  (ii) the Company shall provide to Executive the health and welfare benefits (or, if such benefits are not available, the value thereof in cash) specified in SECTION 3(e) To which Executive is entitled as of the Date of Termination during the Salary Continuation Period, provided that the amount of the monthly payments pursuant to SECTION 5(d)(i)(B) above shall be reduced by the employee's portion of the cost of such benefits, which Executive would be required to pay if he were actually employed during such period; provided that, such benefits will cease when such Salary Continuation Period ends, at which time a COBRA qualifying event shall be deemed to occur;

                  (iii) all unexercised stock options and all unpaid restricted shares, restricted stock units and other equity-incentive compensation awards theretofore granted to Executive shall be vested or forfeited, as the case may be, and any vested stock options shall be exercisable, in accordance with the provisions of the applicable agreement or award;

                  (iv) in the event the Executive shall commence employment with or otherwise provide compensated services on a full time basis during the Salary Continuation Period to any person or entity, other than the Company or CAM or in connection with any Permitted Activity, then the Executive shall notify the Company in writing and the monthly payments described in paragraph (i)(B) above shall cease, and in lieu of monthly payments then remaining to be paid, the Company shall pay a lump sum cash payment within ten (10) business days to Executive equal to fifty percent (50%) of the aggregate amount of such remaining payments; and

                  (v) the compensation and benefits described in this SECTION 5(d) shall be in lieu of compensation and benefits provided under any severance plan or agreement of the Company.

            (e)   Qualified Change of Control.

                  (i) If (I) Executive is terminated by the Company without Cause or Executive resigns for Good Reason during the period commencing on a Qualified Change of Control and ending on the second (2nd) anniversary of the Qualified Change of Control (such two (2)-year period being the "PROTECTION PERIOD" hereunder), or (II) Executive reasonably demonstrates that such termination of employment (or event constituting Good Reason) prior to a Qualified Change of Control was at the request of a third party who was taking steps reasonably calculated to effect a Qualified Change of Control and a Qualified Change of Control actually occurs, (each a "QUALIFYING TERMINATION"), then Executive shall be entitled to receive:

                        (A) a pro-rata annual and, if applicable, long term cash, bonus for the year of termination based on the Target Bonus amount or target incentive amount;

                        (B) an amount in cash equal to three (3) times the sum of Executive's annual Base Salary (disregarding any reduction constituting Good Reason) and annual Target Bonus (or, if greater, the actual bonus earned with respect to the fiscal year immediately preceding the Change in Control); and

                        (C) continuation of medical benefits and dental until the second anniversary of the Date of Termination upon the same terms as exist for Executive immediately prior to the Date of Termination.

                  (ii) The Company shall continue to have all other rights available hereunder (including all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity).

                  (iii) The amounts described in SECTION 5(e)(i)(a) and (B) shall be paid in a lump sum within ten (10) days after the Date of Termination. Such amounts or benefits shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment.

                  (iv) Anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive's outstanding equity grants shall fully vest upon the occurrence of a Qualified Change of Control (to the extent not previously vested). In addition, on the Date of Termination, all options theretofore granted to Executive and not exercised by Executive shall become fully vested and all other equity-based compensation (including restricted shares and restricted stock units) granted to Executive prior to the Date of Termination which had not vested shall become fully vested and non-forfeitable, and shall be exercisable or payable in accordance with the terms of the applicable award or agreement.

                  (v) "QUALIFIED CHANGE OF CONTROL" shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of CAM, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than fifty percent (50%) of the voting power of all of the then outstanding shares of all such classes of voting stock of CAM so entitled to vote. For purposes of the preceding sentence, "person, entity or group" shall not include (i) any employee benefit plan of the Company, or (ii) the Calamos Family; and for purposes of this paragraph (v) "group" shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act and "Calamos Family" shall mean John P. Calamos, Sr., Nick P. Calamos and/or John P. Calamos, Jr., and their respective spouses and lineal descendants, and each corporation, trust or other entity controlled by any of the foregoing individuals.

                  (vi) The compensation and benefits described in SECTION 5(e) shall be in lieu of compensation and benefits provided otherwise for a termination under SECTION 5(d) of this Agreement and any other severance plan or agreement of the Company.

            (f) General Release. Executive acknowledges and agrees that Executive's right to receive severance pay and other benefits pursuant to
SECTION 5(d) or (e) of this Agreement (other than his Accrued Obligations) is contingent upon Executive's compliance with the Restrictive Covenants set forth in SECTION 11 of this Agreement and Executive's execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as EXHIBIT A with such changes as may be necessary under then-existing law (the "RELEASE"). If Executive fails to comply with the covenants set forth in SECTION 11 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any severance payments or other benefits to which Executive would otherwise be entitled under SECTION 5(d) or (e).

      6. Additional Payments. If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the "PAYMENTS"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the "CODE"), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment from the Company (a "GROSS-UP PAYMENT") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments. All determinations required to be made under this SECTION 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and Executive (the "AUDITOR"). The Auditor shall provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this SECTION 6, shall be paid by the Company to Executive within five (5) days of the receipt of the Auditor's determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that if, notwithstanding the Auditor's initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the "RECALCULATED AMOUNT") and the Company shall pay to Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to Executive within five (5) days of the receipt of the Auditor's recalculation of the Gross-Up Payment.

      7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option, restricted shares or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

      8. No Set-Off; No Mitigation. Except as provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment, other than as provided in SECTION 5(d)(iv).

      9. Arbitration of Disputes. Except as set forth in SECTION 11(g), any controversy or claim arising out of or related to (A) this Agreement, (B) the breach thereof or (C) Executive's employment with the Company or the termination of such employment shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association ("AAA") under its National Rules for the Resolution of Employment Disputes, effective as of January 1, 2004 (the "EMPLOYMENT RULES"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA's Commercial Arbitration Rules amended and restated as of July 1, 2003 (instead of Rule 27 of the Employment Rules), shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization.

      10. Entire Agreement. Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of Executive's employment during the Term and all amounts to which Executive shall be entitled whether during the Term or thereafter and all restrictive covenants to which Executive may be subject. Executive also acknowledges and agrees that Executive's right to receive severance pay and other benefits pursuant to SECTION 5(d)(i)(B), SECTION 5(d)(ii), SECTION 5(d)(iv), and SECTION 5(e)(i)(B) AND (C) of this Agreement is contingent upon Executive's compliance with the Restrictive Covenants set forth in SECTION 11 of this Agreement.

      11.   Executive's Covenants.

            (a) Executive's Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. For purposes of this Agreement, "BUSINESS" means the provision of investment management, investment advisory, portfolio management, financial analysis, research or similar services relating to the investment of international or domestic equity or debt securities or other activities or services of the type provided by the Company or its affiliates to its clients on a worldwide basis including, without limitation, open-end and closed-end, registered and unregistered, investment companies ("Funds"), and the direct and indirect sale and/or distribution of equity interests in the Funds; and "COMPETING ACTIVITY" or "COMPETING ACTIVITIES" means engaging in the Business. Executive further acknowledges that:

                  (i) the Company is and will be engaged in the Business during the Term and thereafter;

                  (ii) Executive will occupy a position of trust and confidence with the Company, and during the Term, Executive will become familiar with the Company's trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

                  (iii) the agreements and covenants contained in this SECTION 11 are essential to protect the Company, the near permanent client relationships and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive's ability to procure subsequent and comparable employment; and

                  (iv) Executive's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

            (b) Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean trade secrets and other proprietary information concerning the products, processes or services of the Company or any of its affiliates, which information (i) has not been made generally available to the public, and is useful or of value to Company's current or anticipated business activities or of those of any affiliate or client of Company; or (ii) has been identified to Executive as confidential, either orally or in writing, including, but not limited to: computer programs; research and other statistical data and analyses; marketing, organizational or other research and development, or business plans; personnel information, including the identity of other Executives of the Company, their responsibilities, competence, abilities, and compensation; financial, accounting and similar records of Company, its affiliates and/or any Fund or account managed by the Company or its affiliates (such Funds or accounts referred to herein as "Company Funds"); current and prospective client lists and information on clients and their Executives; client investment objectives, the nature of their investment portfolios and contractual agreements with the Company or its affiliates; information concerning planned or pending investment products, acquisitions or divestitures; and information concerning the marketing and/or sale or distribution of equity interests in the Funds. Confidential Information shall not include information which: (a) is in or hereafter enters the public domain through no fault of Executive; (b) is obtained by Executive from a third party having the legal right to use and disclose the same; or (c) is in the possession of Executive prior to receipt from the Company (as evidenced by Executive's written records pre-dating the date of employment). All notes, reports, plans, published memoranda or other documents created, developed, generated or held by Executive during employment, concerning or related to the Company's or its affiliates business, and whether containing or relating to Confidential Information or not, and all tangible personal property of the Company or its affiliates entrusted to Executive or in Executive's direct or indirect possession or control, are the property of the Company, and will be promptly delivered to the Company and not thereafter used by Executive upon termination of Executive's employment for any reason whatsoever.

            (c) Non-Disclosure. Executive agrees that during employment with the Company (including any employment following the Term) and at all times thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company, except as may be required in Executive's reasonable judgment to fulfill his duties hereunder.

            (d) Non-Compete. During the term of Executive's employment with the Company and, after such termination of employment, for a period after such termination ending upon the later of the fifth anniversary of the IPO or this third anniversary of the Date of Termination (such period the "POST-TERMINATION NON-COMPETE PERIOD"), Employee shall not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to any firm, corporation, institution, business or entity (each an "Entity") directly or indirectly engaged in the Business.

            (e) "Calamos" Name. Employee understands that Company's name, the name of any Funds and accounts managed by the Company (such proprietary Funds, accounts and any other client account managed by the Company, the "COMPANY ACCOUNTS") and the investment performance of any Company Account and Company's relationships with its clients and employees are extremely valuable and are the result of the expenditure of substantial time, effort and resources by the Company. Therefore, during the period of Executive's employment and the Post-Termination Non-Compete Period, Employee agrees that he will not, directly or indirectly, on his or her behalf or another's behalf:

                  (i) solicit the Company's or its affiliates' clients to provide, offer to provide, or provide to any such clients, services or products of the kind generally offered or provided by Company or its affiliates; or

                  (ii) solicit, induce or encourage any person who is then in the employ of the Company to leave his or her employment, agency or office with Company, or employ or be employed with any such person or persons, for the purpose of providing or offering to provide, services or products of the kind generally offered by Company or its affiliates; or

                  (iii) refer to the Company, "Calamos", "Calamos Investments" or "Calamos Asset Management" or any other name used by the Company, any Company Account or the investment performance thereof, or Executive's prior association with the Company or its affiliates or any Company Account in any public filing or in any advertisement or marketing of any service or product which is a Competing Activity; or

                  (iv) maintain a relationship of the type described in paragraph (d) above with any Entity which refers to the Company, any Company Account or the investment performance thereof, or Executive's prior association with Company or any Company Account in any public filing or in any advertisement or marketing of any service or product which is a Competing Activity.

            (f) Notwithstanding the foregoing, nothing in paragraph (d) or (e) of this SECTION 11 shall prohibit Executive from engaging in Permitted Activities or prohibit Executive or any other person or Entity from referring to information described in said paragraphs, provided such reference is not made in advertising or marketing in newspapers, magazines, trade journals or other public media, or direct advertising or marketing materials, and such information is limited to the extent that (i) such information is contained in any SEC filings previously made by the Company, or (ii) reference to such information is otherwise required by law. The Company and Employee agree that, based on applicable rules, regulations and court decisions in effect as of the date this Agreement is entered into, information relating to the investment performance of any Company Account is not information reference to which "is otherwise required by law" within the meaning of said clause (ii).

In addition, this SECTION 11 shall not prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding shares of any class of securities of an Entity whose securities are publicly traded, so long as Executive does not have any active participation in the business of such Entity.

            (g) Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in this SECTION 11 (collectively, the "RESTRICTIVE COVENANTS") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages. The duration of a Restrictive Covenant shall be extended by such time during which such breach or threatened breach continues without cure by Executive.

      12.   Indemnification.

            (a) The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys' fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company's By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this
SECTION 12(a) shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this SECTION 12 shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators.

            (b) During the Term and thereafter for the duration of any statute of limitations or other period during which a claim might be successfully brought against Executive, Executive shall be covered to the same extent as directors by any directors' and officers' liability insurance policy maintained by the Company from time to time.

      13.   Successors.

            (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the assets or business of the Company. The Company shall require any successor to all or substantially all of the business or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

      14. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

      15.   Miscellaneous.

            (a) The provisions of SECTION 5 (Obligations of the Company upon Termination), SECTION 8 (No Set-Off; No Mitigation), SECTION 9 (Arbitration of Disputes), SECTION 11 (Executive's Covenants), SECTION 12 (Indemnification),
SECTION 13 (Successors), SECTION 14 (Amendment; Waiver) and this SECTION 15(a) shall survive the termination Executive's employment with the Company for any reason, or the expiration of the Term of the Agreement pursuant to SECTION 1, and shall thereafter remain in full force and effect.

            (b) In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, "OTHER PROVISION") of the Company, the terms of this Agreement shall control unless such Other Provision provides otherwise by a specific reference to this SECTION 15(b).

            (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (except SECTION 12 which shall be governed by the laws of the State of Delaware), without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            (d) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) the following business day after deposit from within the United States with a reputable express courier service (charges prepaid), (ii) three (3) days after mailing by certified or registered mail, return receipt requested and postage prepaid, or
(iii) upon receipt in all other cases. Such notices, demands and other communications shall be sent to the addresses indicated below:

            If to the Company:

            Calamos Advisors LLC
            Calamos Asset Management, Inc.
            1111 E. Warrenville Road
            Naperville, IL 60563
            Attn: General Counsel

            If to Executive:

            Address per the Company records

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

            (e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

            (f) All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

            (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

            (h) The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

            (i) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date and year first set forth above.

                                              CALAMOS ADVISORS LLC

                                              By: Calamos Holdings LLC, its
                                                  Manager

                                              By: Calamos Family Partners its
                                                  Manager

                                              By: /s/ John P. Calamos, Sr.
                                                  -----------------------------
                                                  John P. Calamos, Sr., Chairman
                                                  and Chief Executive Officer

                                              CALAMOS ASSET MANAGEMENT, INC.

                                              By: /s/ John. P. Calamos, Sr.
                                                  -----------------------------
                                                  John. P. Calamos, Sr.,
                                                  Chairman and Chief Executive
                                                  Officer

                                              EXECUTIVE

                                                  /s/ Nick P. Calamos
                                                  -----------------------------
                                                  Nick P. Calamos

                                                                       EXHIBIT A

                          GENERAL RELEASE OF ALL CLAIMS

      1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned ("EXECUTIVE"), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "RELEASERS"), does hereby release, waive, and forever discharge Calamos Asset Management, Inc., Calamos Holdings LLC and Calamos Advisors, LLC (collectively "COMPANY"), Company's Subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "RELEASEES") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive's employment with Company or any of its affiliates and the termination of Executive's employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Executive Employment Agreement between the Company and Executive, dated _____________, as amended from time to time (the "EMPLOYMENT AGREEMENT") and any claims under any stock option and restricted shares agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. Section 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for severance pay, benefits, indemnification and any other surviving rights now existing under the Employment Agreement, the organization documents of the Company or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under directors and officers liability insurance.

      2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive's behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

      3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in SECTION 1 hereof, Executive shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

      4.    Executive acknowledges and recites that:

            (a) Executive has executed this General Release knowingly and voluntarily;

            (b) Executive has read and understands this General Release in its entirety;

            (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

            (d) Executive's execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

            (e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

      5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of preemptive Federal law.

      6. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in SECTION 15(d) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

      PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: _____________________________       Executive: ___________________________

                                      A-2